UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2006

National Home Health Care Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-12927	22-2981141
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

700 White Plains Road, Suite 275, Scarsdale, New York	10583
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 722-9000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On August 16, 2006, the Board of Directors of National Home Health Care Corp. (the “Company”) agreed to extend the existing employment agreement dated November 1, 2001 between the Company and Frederick H. Fialkow, the Company’s Chairman of the Board of Directors, for a period of one year beginning November 1, 2006, subject to earlier termination by the Company under certain circumstances, on the same terms and conditions as are contained in Mr. Fialkow’s existing employment agreement, as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on November 23, 2005.

        Health Acquisition Corp., a wholly owned subsidiary of the Company, has leased office premises, located in Queens, New York from a company controlled by Frederick H. Fialkow and by Steven Fialkow, who is a director and the President, Chief Executive Officer and the Secretary of the Company. Net rent expense under such lease was approximately $213,000 for fiscal year ended July 31, 2005. The Company believes that such lease contains terms in the aggregate no less advantageous to the Company than could have been obtained from an unrelated third party. Except for such lease, his positions as Chairman of the Board and a director of the Company and his beneficial ownership of approximately 35.9% of the outstanding shares of common stock of the Company, Mr. Fialkow has no material relationship with the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HOME HEALTH CARE CORP.
Dated: August 22, 2006	/s/ Robert P. Heller
Name: Robert P. Heller Title: Chief Financial Officer